Ply Gem Industries, Inc.
600 West Major Street
Kearney, Missouri 64060

September 25, 2006

Shawn K. Poe
8615 N. Donnelly Ave.
Kansas City, MO 64157

Re: Special 2006 Cash Bonus Award

Dear Mr. Poe:
Ply Gem Industries, Inc. (the “Company”) has decided to provide you with a special cash bonus award in respect of fiscal 2006 that will both reward your historical service to the Company and its subsidiaries and provide you with an incentive for continued service. This letter agreement sets forth the terms and conditions of the payment by the Company to you of this special bonus.

Bonus Award

On January 31, 2007, the Company shall pay you a one-time, lump-sum cash bonus equal to $27,000 (the “Bonus”), subject to your continued employment with the Company through that date; however, the requirement of being employed on January 31, 2007 shall be waived if, before such date, you either die in service or your employment is terminated without “Cause” (as defined in the Ply Gem Prime Holdings, Inc. Amended and Restated Phantom Stock Plan), in either of which cases you shall be entitled to receive the Bonus as soon as reasonably practicable following the date of such death or termination.

General

Nothing in this letter agreement shall limit your right to participate in or receive compensation, including any bonuses or equity-based compensation awards, under any compensation or other employee benefit plan, program, policy or arrangement of the Company or its parents or subsidiaries, including any annual or quarterly bonuses in respect of 2006.

The terms of this letter agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles which could cause the laws of another jurisdiction to apply.

The Company may withhold from the Bonus such federal, state and local income and employment taxes as may be required to be withheld pursuant to any applicable law or regulation.

This letter agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof. The parties acknowledge that any statements or representations that may have been made heretofore regarding the terms and matters dealt with in this letter agreement are void and have no effect and that neither party has relied thereon.

Your rights to the Bonus may not be assigned, transferred, pledged or otherwise alienated, other than by will or the laws of descent and distribution.

Nothing in this letter agreement shall be deemed to entitle you to continued employment with the Company.

Any dispute in connection with, arising out of or asserting breach of this letter agreement shall be exclusively resolved by binding arbitration. Such dispute shall be submitted to arbitration in New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the determination of the arbitrators resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

Kindly sign this letter agreement in the space indicated below at which time this letter agreement shall become a binding agreement between you and the Company, enforceable in accordance with its terms.

Ply Gem Industries, Inc.

By: ___________________________
Name: Lee D. Meyer
Title: Chief Executive Officer and President

Accepted and Agreed to:

By: __________________________
Shawn K. Poe